Exhibit 10.2(b2)

AMENDMENT TO
FIRST HORIZON NATIONAL CORPORATION
1992 RESTRICTED STOCK INCENTIVE PLAN
(AS AMENDED AND RESTATED 4/20/1999)

The 1992 Restricted Stock Incentive Plan of First Horizon National Corporation (as amended and restated April 20, 1999) (the “Plan”) is hereby amended as follows:

1.           Notwithstanding any provision in the Plan to the contrary, any deferral elections may be made under Section 16 of the Plan only if approved by the Committee or such officers of the Company to whom such approval authority has been delegated.  The right to approve any deferral elections may be withheld in the sole and absolute discretion of the Committee or its delegatee.

2.           Notwithstanding any provision in the Plan to the contrary, any deferral elections under Section 16, any supplemental cash payments under Section 6 and any loans under Section 7 may be made subject to such terms and conditions that the Committee or its delegatee may impose in their sole and absolute discretion, specifically including, but not limited to, any terms or conditions necessary in order for such deferral election, supplemental cash payments or loans to comply with Section 409A of the Internal Revenue Code.

3.           This Amendment shall take effect as of January 1, 2008, and shall apply to all awards that were outstanding on such date or made thereafter; provided, however, this Amendment shall not apply to any restricted stock units outstanding on January 1, 2008, if the deferral election was made before October 3, 2004, and if the restricted stock units were issued effective upon the lapse of vesting conditions no later than December 31, 2004.